EXHIBIT 99.1

Orbitz Worldwide, Inc. Refinances Term Loans and Upsizes Revolving Credit Facility

CHICAGO, April 16, 2014 - Orbitz Worldwide, Inc. (NYSE: OWW) today announced that it has successfully completed the refinancing of its $440 million outstanding senior secured term loans with a new $450 million term loan maturing April 2021. Proceeds of the refinancing were used to repay the $93 million Tranche B term loan maturing September 2017 and the $348 million Tranche C term loan maturing March 2019. The $450 million term loan accrues interest at LIBOR, subject to a floor of 1.0 percent, plus 3.5 percent. The previous term loans carried a weighted average interest rate of LIBOR, subject to the same floor, plus 4.49 percent at March 31, 2014.

The refinancing reduces the weighted average interest rate of the company’s senior secured debt as of March 31, 2014 by approximately one percentage point and extends the weighted average life to maturity by more than two years. The company also achieved more flexible financial covenants and improved other terms in the amended credit agreement.

“We are very pleased to have strengthened the company’s financial position by reducing borrowing costs, extending maturities and achieving more flexible debt covenants,” said Mike Randolfi, chief financial officer.

Additionally, the company secured an $80 million revolving credit facility that matures in April 2019, replacing its $65 million revolving credit facility which was to mature in March 2017. The revolving credit facility will be used for letters of credit and general corporate purposes.

About Orbitz Worldwide
Orbitz Worldwide (NYSE: OWW) is a leading global online travel company using technology to transform the way consumers around the world plan and purchase travel. Orbitz Worldwide operates the consumer travel planning sites Orbitz (www.orbitz.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com) and CheapTickets (www.cheaptickets.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (www.orbitz.com/OPN) delivers private label travel technology solutions to a broad range of partners including some of the world`s largest airlines and travel agencies, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed travel solutions for companies of all sizes. Orbitz Worldwide makes investor relations information available at investors.orbitz.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Orbitz Worldwide Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

Media Contact:
+1-312-894-6890
press@orbitz.com

Investor contact:
+1-312-894-4680
OWWIR@orbitz.com